Exhibit 99.1

AsiaInfo Establishes Joint Venture in Singapore to Expand into Overseas Market

BEIJING/SANTA CLARA, Calif.– September 10, 2009 – AsiaInfo Holdings, Inc. (NASDAQ: ASIA) (“AsiaInfo” or the “Company”), a leading provider of telecom software solutions and IT security products and services in China, today announced it has entered into a Joint Venture Agreement (the “JV Agreement”) with Alpha Growth International Pte Ltd (“AGI”) to expand its core business in Southeast Asia. AGI is a Singapore-based telecommunications services company with marketing and sales expertise in Southeast Asia.

Pursuant to the JV Agreement, AsiaInfo and AGI will form a joint venture (the “JV”) in Singapore. The JV will have total issued and paid-up share capital of US$4.0 million. AsiaInfo will contribute US$2.8 million to the JV in cash, which represents 70% of the JV’s share capital. AGI will contribute US$1.2 million to the JV in cash, which represents 30% of the JV’s share capital.

“I’m proud of the achievements we have accomplished in China’s telecommunications software industry and am excited about our future collaboration abroad with AGI,” said Steve Zhang, AsiaInfo’s President and Chief Executive Officer. “This partnership is in line with our disciplined growth strategy as it complements our core software and IT solutions service offering and long-term vision to increase market share outside of China, particularly in Southeast Asia. Going forward, we will continue to leverage the leading market share we have garnered in China’s telecommunications software industry, to explore new ways to expand our service offering, grow our business both domestically and abroad, and deliver long-term shareholder value.”

Pursuant to the JV Agreement, AsiaInfo has the right to elect a majority of the JV’s board of directors. In connection with the JV Agreement, the Company and the JV have also entered into certain ancillary agreements pursuant to which the JV will serve as an exclusive agent of the Company to market and distribute AsiaInfo’s telecommunications software and service solutions in certain countries in Southeast Asia.

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (NASDAQ: ASIA) is a leading provider of high-quality telecom software solutions and IT security products and services to some of China’s largest enterprises as well as many small and medium sized companies in China. An established leader in the Chinese telecommunications industry, AsiaInfo became a prominent supplier of IT security products and services in China with the acquisition of Lenovo’s non-telecom related IT services business in 2004.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved major operations to China in 1995 and played a significant role in the construction of the national backbones and provincial access networks for China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued diversifying its product offerings and is now a major provider of telecom software solutions in China.

For more information about AsiaInfo, please visit www.asiainfo.com.

Safe Harbor Statement

The information contained in this document is as of September 10, 2009. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and in our reports on Forms 10-Q and 8-K (if any) filed with the United States Securities and Exchange Commission and available at www.sec.gov.

For investor and media inquiries, please contact:

In China:

Sheryl Zhang

AsiaInfo Holdings, Inc.

Tel: +86-10-8216-6039

Email: ir@asiainfo.com

Justin Knapp

Ogilvy Financial, Beijing

Tel: +86-10-8520-6556

Email: asia@ogilvy.com

In the United States:

Ms. Jessica Barist Cohen

Ogilvy Financial, New York

Tel: +1-646-460-9989

Email: asia@ogilvy.com